Exhibit 10.2

Description of performance goals for certain executive officers

On January 31, 2006, Philip C. Ackerman, Chairman of the Board and Chief Executive Officer of National Fuel Gas Company (the “Company”), approved short-term incentive goals for fiscal year 2006 for executive officers David F. Smith, Ronald J. Tanski and James A. Beck. Mr. Smith is President and Chief Operating Officer of the Company, President of National Fuel Gas Supply Corporation (“Supply Corporation”) and President of Empire State Pipeline (“Empire”). Mr. Tanski is Treasurer of the Company and President of National Fuel Gas Distribution Corporation (“Distribution Corporation”). Mr. Beck is President of Seneca Resources Corporation. These three officers will earn a bonus for fiscal year 2006 depending upon their performance relative to their goals. Bonus amounts pursuant to this arrangement can range from zero to 130% of salary, with a target bonus of 65% of salary. The Compensation Committee of the Board of Directors may approve other compensation or awards at its discretion.

Mr. Smith’s goals relate to corporate earnings per share (weighted as 55% of the goal formula), customer service and safety (weighted 10%), oil and natural gas production volume (weighted 10%), and proved developed and undeveloped reserve quantities (weighted 25%).

Mr. Tanski’s goals relate to corporate earnings per share (weighted as 30% of the goal formula), earnings per share of the Company’s regulated subsidiaries (Supply Corporation, Empire and Distribution Corporation) (weighted 30%), safety (weighted 10%), customer service standards (weighted 10%), and various aspects of the Company’s relations with investors and with analysts who cover the Company (weighted 20% in the aggregate).

Mr. Beck’s goals relate to oil and natural gas production volume (weighted as 40% of the goal formula), reserve replacement (weighted 30%), and lease operating expense and general and administrative expense per Mcfe (weighted 30%).